EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 2004, except as to the 6th, 7th, 8th and 10th paragraphs of Note 11 which are as of March 1, 2004, relating to the financial statements and financial statement schedules of Blockbuster Inc., which appears in Blockbuster Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 25, 2004 relating to the financial statements, which appears in the Annual Report of Blockbuster Investment Plan on Form 11-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

October 13, 2004